EXECUTION VERSION

The rights of the holder hereof are subordinate and inferior and subject to the rights of Cardinal Bank (Lender) under a Debt Subordination Agreement among Lender, Gutteridge limited, widepoint global solutions, inc., WidePoint Corporation, and THE subsidiaries of widepoint corporation dated MAY 1, 2014.

SUBORDINATED UNSECURED LOAN NOTE (“Loan Note”)

1.	DATE: 1st day of May, 2014

2.	This Loan Note is from:

2.1.	WidePoint Global Solutions, Inc. a Delaware Corporation with an address at 7926 Jones Branch Drive, Suite 520, McLean, Virginia 22102 (“Promisor”) ;

and is made and addressed to

2.2.	Gutteridge Limited, an Irish company with an address at Soft-Ex House, South County Business Park, Leopardstown, Dublin 18 (“Holder”).

3.	RECITALS:

This Loan Note is made pursuant to a share sale and purchase agreement of even date herewith and made between the Holder of the one part and the Promisor of the other part whereby the Promisor agreed to purchase and the Holder agreed to sell all of the shares in the Company (as that expression is hereinafter defined) to the Promisor for the consideration provided for therein which includes the issue of this Loan Note.

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4.	DEFINITIONS

“Auditors”	means the Company’s auditors being PricewaterhouseCoopers;

“Business Day”	a day other than a Saturday, Sunday or public holiday in Ireland when banks in Dublin are open for business;

“Credit Agreement”	means the Commercial Loan Agreements, dated as of December 30, 2011 (as amended, modified, supplemented, extended, restated, refinanced, replaced or refunded from time to time), by and among the Promisor, WidePoint Corporation, certain subsidiaries of WidePoint Corporation and the various lenders from time to time party thereto, including but not limited to Cardinal Bank, and any renewal, extension, restatement, refinancing or refunding thereof.

“Company”	means Soft-ex Communications Limited and its subsidiaries (as subsidiary is defined in Section 155 of the Companies Act, 1963);

“Completion”	means completion of the purchase of the shares in the Company by the Promisor pursuant to the Share Sale and Purchase Agreement;

“Debt Subordination	means the Debt Subordination Agreement dated

Agreement”	1 May 2014 by and among the Promisor, certain subsidiaries of WidePoint Corporation, the Holder and the various lenders from time to time party to the Credit Agreement, including but not limited to Cardinal Bank, and any renewal, extension, restatement, refinancing or refunding thereof;

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“Due Date”	means 30 days subsequent to completion of 12 months’ trading by the Company commencing the day subsequent to Completion;

“Events of Default”	means the events described in Clause 8.1;

“Higher Interest Rate”	means ten percent (10%) per annum;

“Holder”	means Gutteridge Limited and its successors, assigns and legal successors in title including but not limited to any party to whom the benefit of this Loan Note has been novated to;

“Holder’s Bank Account”	means such bank account as shall be designated in writing or by email by the Holder’s Nominee to the Promisor; prior to the Due Date;

“Holder’s Nominee”	means Darren Daly of ByrneWallace Solicitors (or such other partner of ByrneWallace as is nominated by the partnership), contact details 88 Harcourt Street, Dublin 2, (email: ddaly@byrnewallace.com);

“Holder Notice”	means a notice served by the Promisor on the holders of the then-existing Senior Indebtedness in the circumstances described in Clause 9.2;

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“Holder Notice Period”	means the period of ninety days commencing with the date of delivery of a Holder Notice to the holders of the then-existing Senior Indebtedness pursuant to the provisions of Clause 9.2;

“Interest”	means simple interest at the per annum rate of three percent (3%) and further described and calculated in accordance with Clause 5.1;

“Loan Note”	means this loan note;

“Note Funds”	means the Principal and Interest;

“Obligation”	means any principal, interest, premium, penalties, fees, expenses, indemnities and other liabilities and obligations (including guarantees of the foregoing liabilities and obligations) payable under the documentation governing any Senior Indebtedness;

“Post-Completion Period”	means the final three calendar months of the twelve-month period following Completion;

“Pre-Completion Period”	means the final three calendar months of the twelve month period immediately prior to Completion;

“Post-Completion Revenues”	means aggregated Revenues generated by the Company during the Post-Completion Period;

“Pre-Completion Revenues”	means aggregated Revenues generated by the Company during the Pre-Completion Period;

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“Principal”	means US$1,000,000;

“Promisor”	means WidePoint Global Solutions, Inc.;

“Revenues”	means turnover generated by the Company and calculated in respect of the Post-Completion Period and the Pre-Completion Period respectively using the same turnover recognition policies, and the same accounting principles;

“Senior Indebtedness”	means all Obligations (i) of the Promisor under, or in respect of, (x) the Credit Agreement, and (y) each other Loan Document (as defined in the Credit Agreement) to which the Promisor is a party;

“Subordinated Indebtedness”	means the Principal and all Interest on, and all other amounts owing in respect of, this Loan Note;

“Share Sale and Purchase Agreement”	means the agreement described in Clause 3 above.

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5.	NOW IT IS HEREBY AGREED as follows:-

5.1.	Subject to the provisions of Clause 6, the Promisor hereby agrees to pay the Principal to the Holder on the Due Date (or on any earlier date if the Principal is paid on a date earlier than the Due Date) together with the Interest computed on the Principal from the date hereof to the Due Date (or earlier date as hereinbefore specified) on the basis of a year of 365 days and actual days elapsed (including the first day but excluding the last day) occurring during the period in respect of which Interest is payable. Notwithstanding the foregoing, all amounts outstanding at any time under this Loan Note shall be subject to withholding, adjustment and offset as provided in the Share Sale and Purchase Agreement and the Deed of Indemnity (as such term is defined in the Share Sale and Purchase Agreement).

5.2.	Any payment to be made by Promisor shall be in one lump sum by electronic funds transfer to the Holder’s Bank Account as nominated by the Holder’s Nominee.

5.3.	Save as provided for in this Loan Note and the Debt Subordination Agreement the Note Funds shall rank pari passu equally and rateably without discrimination or preference as an unsecured obligation of the Promisor.

5.4.	Where any payment to the Holder, whether of Principal, Interest or otherwise, is due in accordance with the terms of this Loan Note on a day that is not a Business Day, payment shall take place on the next succeeding Business Day. If that next succeeding Business Day is in the month following the month in which payment would otherwise be made, payment shall take place on the immediately preceding Business Day.

5.5.	Except as set forth in the Share Sale and Purchase Agreement, payments of Principal and Interest under this Loan Note shall be paid by the Promisor to the Holder, without any deduction, adjustment or withholding (whether in respect of any set-off, counterclaim or otherwise whatsoever) unless the deduction or withholding is required by law.

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6.	PAYMENT TERMS

6.1.	The right of the Holder to receive payment of the Note Funds shall be conditional upon the Company having complied with the condition as set out in clause 6.3. The right of the Holder to receive payment of the Note Funds shall not be conditional on any other factor, other than satisfaction of any conditions to payment set forth in the Debt Subordination Agreement.

6.2.	Revenues shall be calculated by the Company and certified by the Auditors. The Auditors shall provide such a certificate within 21 days of the end of the Post-Completion Period. In the event of any dispute between the parties in relation to the calculation of the Pre-Completion Revenues or the Post-Completion Revenues then the dispute shall be resolved using the dispute resolution mechanism as set out in clause 4.3 of the Share Sale and Purchase Agreement.

6.3.	If Post-Completion Revenues are a sum that is at least equal to, or exceeds 75% of Pre-Completion Revenues (as certified by the Auditors), then the Note Funds shall be repaid in full on the Due Date.

6.4.	If Post-Completion Revenues are a sum that is less than 75% of Pre-Completion Revenues, then the full face value of the Loan Note shall be abrogated and the obligations of the Promisor under this Loan Note shall be cancelled and waived and the Promisor shall be under no further obligation whatsoever to the Holder under this Loan Note whether in regard to the Principal, Interest or otherwise.

6.5.	If the Promisor is obliged to repay the Note Funds pursuant to clause 6.3 and if the Note Funds have not been fully repaid on the Due Date, then the Higher Interest Rate shall be payable on the then-outstanding Principal with effect from the Due Date until payment in full.

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6.6.	In the event that the Promisor shall sell the shares of the Company acquired by it under the Share Sale and Purchase Agreement or sell all or substantially all of the assets of the Company to a third party (and not, in either case, for the avoidance of doubt, as part of a reconstruction, reorganisation or amalgamation between the Promisor and any subsidiary or holding company) during the term of this Loan Note, the Due Date shall be brought forward to a date being 30 days following completion of any such sale. In such circumstances the repayment of the Note Funds by the Promisor shall not be conditional upon the Company having generated Post-Completion Revenues of an amount being not less than 75% of the Pre-Completion Revenues generated by the Company.

6.7.	The Principal and Interest may be paid in whole or in part at any time prior to the Due Date without premium or penalty (other than the payment of the Interest then due).

7.	FEES AND EXPENSES

7.1.	Whenever a solicitor is used to obtain payment under, or to otherwise enforce, this Loan Note or to enforce, declare, or adjudicate any rights or obligations under this Loan Note, whether by issuing proceedings or by any other means whatsoever, his/her reasonable legal fees, counsel’s fees, Value Added Tax thereon and all other costs and expenses reasonably incurred shall be payable by the non-defaulting party.

8.	EVENTS OF DEFAULT

8.1.	Each of the following shall constitute an Event of Default hereunder:-

8.1.1.	If the Promisor fails to pay the Principal or Interest on the Due Date which failure continues for a period of ten (10) days after Promisor’s receipt of written notice from the Holder;

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8.1.2.	If the Promisor shall admit in writing its inability to pay its debts as they become due, file a petition in bankruptcy or make a petition to take advantage of any insolvency act; make an assignment for the benefit of creditors, commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of all or any substantial part of its property; file a petition or answer seeking reorganization or similar relief under the federal bankruptcy laws or any similar law or statute governing the relative rights of debtors and creditors; and

8.1.3.	If any creditor of the Promisor shall file a petition in bankruptcy against the Promisor and if such petition shall not be discharged or dismissed within sixty (60) calendar days after the date on which such petition was filed.

8.2.	In the event of the happening of any Event of Default, then the Principal and Interest shall forthwith become due and payable without any notice or demand whatsoever and the Higher Interest Rate shall be payable on the then-outstanding Principal with effect from the happening of the Event of Default until payment in full of the outstanding Note Funds.

9.	SUBORDINATION PROVISIONS

9.1.	Subordination of Liabilities

9.1.1.	The Promisor covenants and agrees, and the Holder, by its acceptance of this Loan Note, likewise covenants and agrees, that the payment of the Subordinated Indebtedness is hereby expressly subordinated, to the extent and in the manner set forth in the Debt Subordination Agreement.

9.2.	Delivery of Holder Notice.

9.2.1.	In the event that any default or event of default shall exist in respect of the Senior Indebtedness then-outstanding solely as a result of the Holder declaring an Event of Default under this Loan Note, the Holder shall deliver a Holder Notice of such Event of Default to the holders of then-existing Senior Indebtedness which Holder Notice shall include, at a minimum,

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(a) a detailed description of such Event of Default,

(b) a statement by the Holder that the Holder intends to exercise its rights under this Clause 9.2.1 and that action is required by the holders of then-existing Senior Indebtedness in order to prevent the Holder from exercising its rights under this Clause 9.2.1,

(c) a copy of this Loan Note,

(d) a notice address for the Holder, and

(e) the date on which the Holder Notice Period shall terminate.

If, during the Holder Notice Period, each holder of then-existing Senior Indebtedness shall either,

(i)	deliver to the Holder a signed writing waiving its rights to declare a default or event of default under the Senior Indebtedness as a result of the Event of Default which is the subject of the Holder Notice; or

(ii)	fail to deliver to Holder a notice in writing indicating that such holder of then-existing Senior Indebtedness intends to exercise its rights under the Senior Indebtedness with respect to such default or event of default, then the Holder may pursue any and all remedies it may have under this Loan Note.

9.3.	Subordination to Prior Payment of all Senior Indebtedness on Dissolution, Liquidation or Reorganization of Promisor.

9.3.1.	Upon any distribution of assets of the Promisor or upon dissolution, winding up, liquidation or reorganisation of the Promisor (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

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9.3.1.1.	the holders of all Senior Indebtedness shall first be entitled to receive payment in full in cash of all Senior Indebtedness (including, without limitation, post-petition interest at the rate provided in the documentation with respect to the Senior Indebtedness, whether or not such post-petition interest is an allowed claim against the debtor in any bankruptcy or similar proceeding) before the Holder is entitled to receive any payment of any kind or character on account of the Subordinated Indebtedness;

9.3.1.2.	any payment or distribution of assets of the Promisor of any kind or character, whether in cash, property or securities to which the Holder would be entitled except for the provisions of this Clause 9, shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the holders of Senior Indebtedness or to the trustee or trustees under any indenture under which any instruments evidencing any Senior Indebtedness may have been issued as their respective interests may appear to the extent necessary to make payment in full in cash of all Senior Indebtedness remaining unpaid.

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9.4.	Obligation of the Promisor Unconditional.

9.4.1.	Nothing contained in this Clause 9 is intended to or shall impair, as between the Promisor, on one hand, and the Holder, on the other hand, the obligations of the Promisor to pay to the Holder all sums due on this Loan Note as and when the same shall become due and payable in accordance with the terms hereof, or is intended to or shall affect the relative rights of the Holder and creditors of the Promisor other than the holders of Senior Indebtedness, nor shall anything herein or therein prevent the Holder from exercising all remedies otherwise permitted by applicable law upon an Event of Default under this Loan Note, subject to the provisions of this Clause 9 and the rights, if any, under this Clause 9 of the holders of Senior Indebtedness in respect of cash, property, or securities of the Promisor received upon the exercise of any such remedy. Upon any distribution of assets of the Promisor referred to in this Clause 9, the Holder shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other person making any distribution to the Holder, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of Senior Indebtedness and any other indebtedness of the Promisor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Clause 9.

9.5.	Rights to Alter Terms of Senior Indebtedness; No Impairment.

9.5.1.	The holders of Senior Indebtedness may, without in any way affecting the obligations of the Holder with respect hereto, at any time or from time to time and in their absolute discretion, change the manner, place or terms of payment of, change or extend the time of payment of, or renew, increase or otherwise alter, any Senior Indebtedness or amend, modify or supplement any agreement or instrument governing or evidencing such Senior Indebtedness or any other document referred to therein, or exercise or refrain from exercising any other of its rights under the Senior Indebtedness including, without limitation, the waiver of default thereunder and the release of any collateral securing such Senior Indebtedness, all without notice to or assent from the Holders.

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9.5.2.	No right of any present or future holders of the Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Promisor or by any act or failure to act in good faith by any such holder, or by any noncompliance by the Promisor with the terms and provisions of this Loan Note, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

9.6.	Further Assurance

9.6.1.	The Holder hereby agrees to execute and deliver to the holders of Senior Indebtedness within 10 days of receiving a written request therefor, any additional subordination agreements or other evidence of subordination which may be required by the holders of Senior Indebtedness from time to time.

10.	NOTICES

10.1.	Notices or other communications (a “Notice”) given in connection with this Loan Note shall be in writing and shall be:

(a)	delivered by hand to the address in Clause 10.3 of the party to which the Notice is being given or to such other address as such party shall communicate to the party giving the Notice; or

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(b)	sent by internationally recognised courier marked for the attention of the contact person in Clause 10.3 of the party to which the Notice is being given or to such other contact person as such party shall communicate to the party giving the Notice.

For the avoidance of doubt, a communication or message contained in the body of an e-mail message shall not constitute a Notice for the purposes of this Loan Note.

10.2.	Every Notice given in accordance with this clause shall be deemed to have and been received as of the day of delivery; PROVIDED THAT if the receipt is not within working hours (being 9 am to 5 pm on a Business Day), Notice shall be deemed to be given or made at the start of working hours on the next Business Day.

10.3.	The relevant contact person, address and email address of each party for the purposes of this Loan Note are:

Name of party	Contact Details

Promisor	WidePoint Global Solutions, Inc.

Contact Person: James McCubbin

Address: 7926 Jones Branch Drive, Suite 520

McLean, Virginia 22102

Email address: jmccubbin@widepoint.com

Holder’s Nominee	ByrneWallace Solicitors

Contact Person: Darren Daly

Email address: ddaly@byrnewallace.com

Address: 88 Harcourt Street, Dublin 2, Ireland

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10.4.	All notices to be secured by or upon the Holder pursuant to this Loan Note shall be served on the Holder’s Nominee.

11.	SUBORDINATION PAYMENT

Notwithstanding anything to the contrary set forth in this Loan Note, in the event that the Principal and Interest outstanding under this Loan Note shall not be paid as of the Due Date solely as a result of the provisions of Clause 9 of this Loan Note and or the provisions of the Debt Subordination Agreement, then, in addition to the payment of Principal and Interest (including Higher Interest) outstanding under this Loan Note, the Promisor shall pay to the Holder a one-time payment in the amount of Ten Thousand Dollars (US$10,000), with such payment to be made to the Holder simultaneously with the payment of Principal and Interest (including Higher Interest) under this Loan Note.

12.	NO VARIATIONS ETC.

This Loan Note may not be varied, changed, waived, discharged, or terminated except by an instrument in writing signed by the Promisor and the Holder.

13.	COUNTERPARTS

This Loan Note may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Loan Note. This Loan Note, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including .pdf files), shall be treated in all manner and respects and for all purposes as an original instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

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14.	JURISDICTION AND LAW

14.1.	The Courts of Ireland have exclusive jurisdiction to hear and decide any suit, actions or proceedings, and to settle any disputes, which may arise out of or in connection with this Loan Note, and for these purposes, each party irrevocably submits to the jurisdiction of the Courts of Ireland.

14.2.	This Loan Note shall be governed by and shall be construed in accordance with the laws of Ireland.

15.	MISCELLANEOUS

15.1.	If any court of competent jurisdiction determines that any of the provisions of this Loan Note are illegal or unenforceable, then such provisions shall be construed so that the remaining provisions of this Loan Note shall not be affected, but shall remain in full force and effect, and any such illegal or unenforceable provisions shall be deemed, without further action on the part of any person or entity, to be modified, amended, severed and/or limited, but only to the extent necessary to render the same valid and enforceable in the applicable jurisdiction.

15.2.	Except to the extent otherwise expressly set forth in this Loan Note or the Debt Subordination Agreement, neither this Loan Note nor the rights or obligations of Promisor or Holder hereunder, shall be assigned, transferred or otherwise encumbered, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of the Promisor and Holder, and any attempted assignment without such consent shall be void and without legal effect.

16.	COVENANTS OF PROMISOR

16.1.	Following Completion and during the period of this Loan Note, the Promisor shall procure that the Company shall:

16.1.1.	not deliberately do anything the primary intent of which is to adversely affect the business of the Company;

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16.1.2.	not, except with the prior written consent of Holder, acquire (whether by purchase, subscription, incorporation or otherwise) any business or trade;

16.1.3.	not transfer, divert or direct the custom of any existing client of the business of the Company as of the date of this Loan Note elsewhere or seek to do so; or

16.1.4.	not accelerate the payment of any cost or expenditure payable or delay the invoicing, recognition or receipt of any revenue receivable or otherwise take or omit to take any step outside the ordinary course of business with the intention of artificially decreasing turnover.

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IN WITNESS WHEREOF, the Promisor has caused this Loan Note to be executed by its duly authorised officers.

Attest:		PROMISOR:

WIDEPOINT GLOBAL SOLUTIONS, INC.

By:		By:
	James T. McCubbin	Steve L. Komar
	Secretary	President

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